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Clyde A. Billings, Jr.
Vice President and Counsel

                                                                       EXHIBIT 5

First Tennessee National Corporation
P.O. Box 84
Memphis, TN  38101
(901) 523-5679
Cable FIRBANK

October 30, 1995

Board of Directors
First Tennessee National Corporation
165 Madison Avenue
Memphis, TN  38103

Lady and Gentlemen:

I have acted as counsel to First Tennessee National Corporation, a Tennessee corporation (the "Company"), in connection with the registration on Form S-8, Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of that indeterminate number of Plan interests and that indeterminate number of shares (not to exceed 1,000,000 shares) of common stock, par value $2.50 per share, of the Company ("Common Stock"), and associated stock purchase rights (the "Rights") to be issued pursuant to the Shareholder Protection Rights Agreement dated as of September 7, 1989 (the "Rights Agreement") between the Company and First Tennessee Bank National Association, as Rights Agent (the "Rights Agent"). The Securities are to be issued to Plan participants pursuant to the terms of the First Tennessee National Corporation Savings Plan and Trust, as amended (herein, the "Plan").
I have examined the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination and subject to the limitations contained herein, it is my opinion that:

         1. That indeterminate number of shares (not to exceed 1,000,000 shares) of Company Commons Stock, which may be issued from authorized but unissued shares by the Company under the Plan, will, when issued by the Company pursuant to the resolutions duly adopted by its Board of Directors on October 25, 1995, (which, inter alia, fixes the amount of consideration to be paid for such shares and authorizes the issuance of such shares after payment of the consideration in full is actually received) and the terms of the Plan, be validly issued, fully paid and non-assessable.





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         2.      When such shares of Company Common Stock have been validly issued, the rights attributable to such shares of Company Common Stock will be validly issued.

In connection with my opinion set forth in paragraph 2 above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


Clyde A. Billings, Jr.
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Clyde A. Billings, Jr.